Filed pursuant to Rule 424(b)(5)

Registration No. 333-279292

Prospectus Supplement No. 1

(To Prospectus Dated May 31, 2024)

Up to $21,292,944 of Shares

HYCROFT MINING HOLDING CORPORATION

Class A Common Stock

This prospectus supplement amends and supplements the information in our at the market offering prospectus, dated May 31, 2024 (the “Prospectus”), which was filed pursuant to our registration statement on Form S-3 (File No. 333-279292) (the “Registration Statement”). This prospectus supplement no. 1 should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

This prospectus supplement is being filed in connection with our previously announced “at the market offering” program, and to update the remaining amount of shares of our Class A common stock, par value $0.0001 per share (our “common stock”), that we may issue and sell from time to time through or to B. Riley Securities, Inc. (the “Agent”) as sales agent or principal, pursuant to the terms of our previously announced At Market Issuance Sales Agreement, dated May 9, 2024, between us and the Agent (the “Sales Agreement”). Subject to the terms and conditions of the Sales Agreement, the Agent will use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell on our behalf all the shares of common stock designated by us. We may instruct the Agent not to sell any shares of common stock if the sales cannot be effected at or above the price designated by us in any such instruction. Under the terms of the Sales Agreement, we also may sell shares of our common stock to the Agent as principal for its own account at a price agreed upon at the time of the sale. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

We are filing this prospectus supplement to amend the Prospectus to update the amount of shares we are eligible to sell under our Registration Statement pursuant to General Instruction I.B.6 of Form S-3. On March 5, 2025, the date we filed our Annual Report on Form 10-K for the year ended December 31, 2024, we became subject to the offering limits set forth in General Instruction I.B.6 of Form S-3. Pursuant to General Instruction I.B.6, and in accordance with the terms of the Sales Agreement, we may offer and sell common stock having an aggregate offering price of up to $21,292,944 from time to time through or to the Agent.

Our common stock is listed on the Nasdaq Stock Market, or Nasdaq, under the symbol “HYMC”. The market prices and trading volume of shares of our common stock have recently experienced and may continue to experience extreme volatility, which could cause purchasers of our common stock to incur substantial losses. As of March 5, 2025, the aggregate market value of our common stock held by non-affiliates, or the public float, pursuant to General Instruction I.B.6 of Form S-3 was $63,878,834.50, which was calculated based on 21,801,650 shares of our common stock outstanding held by non-affiliates as of March 5, 2025 and at a price of $2.93 per share, the last reported sale price for our common stock on March 5, 2025. As of the date hereof, we have not offered and sold any common stock pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our common stock involves risks. See “Risk Factors” in the Prospectus, as well as those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and other reports and documents that we incorporate herein by reference.

Neither the Securities and Exchange Commission (the “SEC”), any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful and complete. Any representation to the contrary is a criminal offense.

B. Riley Securities

The date of this prospectus supplement is March 11, 2025.